Green Mountain Coffee Roasters, Inc.
Executive Management Bonus Plan for FY 2006
  INTENT

  The Executive Management Bonus Plan for fiscal year 2006 (the period from September 25, 2005 to September 30, 2006) is designed to recognize the contributions of key management employees to the achievement of business goals and objectives through a monetary bonus.

  PLAN FORMULA
    Qualifier

    In order for a participant to qualify for a bonus award, the participant must have performed their duties satisfactorily, in accordance with policies and procedures and in a manner that will enhance the quality of the working experience at, the image of and reputation of Green Mountain Coffee Roasters (GMCR).

    Payout

    The participant may earn a bonus on an annual basis during the plan year based on a combination of the organization reaching the Operating Profit target, the Earnings Per Share target, and the achievement of individualized goals. See Schedule A for details.

    Fiscal Year 2006 Program

Bonus target numbers will be individually communicated in the cover letter sent with this plan description. Bonuses will be paid out on three sets of targets:
    Great Game of Business. The target for FY 2006 is an Operating Profit target, which is set forth on Schedule A.
    Earnings Per Share. The FY 2006 EPS targets are set forth on Schedule A.
    Individual Goals. Please refer to individuals' FY 2006 Personal Performance Action Plans and Goal Agreement Sheets.
  EFFECTIVE DATE

  The terms and conditions of this Plan are for fiscal year 2006 of Green Mountain Coffee Roasters, Inc. (September 25, 2005 to September 30, 2006).

  ELIGIBLE EMPLOYEES
    Participation is limited to executive management employees of Green Mountain Coffee Roasters identified by the CEO and Human Resources. Executive management employees are characteristically defined as:
      Chief Executive Officer,
      Members of the Executive Leadership Team, and
      Members of the Senior Leadership Team.
    To be eligible, a participant must be employed in an identified executive management position for a minimum of six months during each applicable fiscal year. Bonus payments to participants with at least six months service but less than twelve full months service in an identified executive management position will be prorated based on the number of months in the identified executive management. One half month is considered a full month.
    A participant who retires, dies, transfers to a position not covered by this Plan, or is placed on a leave of absence or lay-off, receives a prorated bonus payment under this plan provided IV (b) above is satisfied.
    A participant who resigns or is terminated for cause or unsatisfactory performance prior to receipt of payment receives no bonus payment under this Plan. A participant under a corrective action plan at the time of payout will not receive a payout.
  BONUS TERMS, CONDITIONS, AND PAYMENTS
    The provisions of this Plan do not constitute a contract of employment.
    Bonus payments are made as soon as practical following the issuance of the audited financial statements of GMCR for the applicable fiscal year, but no later than December 31, 2006.
    Annual payouts are made in accordance with GMCR's financial policies and procedures.
    Taxes will be withheld in accordance with Local, State, and Federal laws.
    At the discretion of the plan administrator and based on the availability of equity instruments, the bonus can be taken in stock.
  ADMINISTRATION
    This Plan is administered by Human Resources of GMCR. The HR team reviews and approves all individual bonus payments. Human Resources is guided by the intent of this Plan to provide a motivating bonus that rewards employees for their contributions to GMCR.
    The CEO and VP of Human Resources/Organizational Development have full power to construe or interpret this Plan and to make adjustments when, in its opinion, inequities may result. Their decision will prevail in all disputes.
    Because business conditions may change, the Compensation Committee of the Board of Directors of GMCR reserve the right to amend, modify, or cancel this Plan at anytime with written notice to the participants

Schedule B

Bonus Potential for Participants in the Executive Management Bonus Plan

Participant	Total % of Salary	% of Bonus tied to EarningsPer Share	% of Bonus tied to Great Game of Business Profit Sharing	% of Bonus tied to Individualized Goal Achievement
Chief Executive Officer	50%	90%	5%	5%
Chief Operating Officer	45%	90%	5%	5%
Chief Financial Officer	40%	90%	5%	5%
Vice President, HR & Organizational Development	40%	90%	5%	5%

Vice President, Sales	20%	15%	5%	* other plan
Chief Information Officer	30%	75%	5%	20%
Vice President, Supply Chain	30%	75%	5%	20%
Vice President, Marketing	30%	75%	5%	20%
Vice President, Environmental Affairs	15%	75%	5%	20%
Vice President, Social Responsibility	15%	75%	5%	20%
Vice President, Branded Sales	15%	75%	5%	20%